Fair Trade Committee
Person in Charge:
Reviewed by:
Approved by:

Common

Supplementary Agreement for Renewal of Agreement (Trade Period)
Feb. 28, 2003

To Hanvit Bank

K-Tronik Asia Corp.
Contractor: Taewoong Chung
Address: 656 Opo-myeon, Gwangju-gun, Gyeonggi-do
Tel( )

Joint Surety: Taewoong Chung
Address:111-1601, Lotte APT. 1263 Guro-dong, Guro-gu, Seoul
Tel( )

Joint Surety:
Address:
Tel( )

Supplementing the Agreement (Credit) dated Feb. 28 of 2001, the both parties agree to confirm the renewal of the Agreement (trade period) as follows.

1. (Limited) Amount Loaned before Renewal: 222 million KWR
2. Amount Partially Repaid (or, of which limit has been reduced): KWR
3. Loaned Amount Applied for Period Renewal: 222 million KWR
4. Applied Rate of Interest: Annually, Standard Money Rate + 2.83% per Total Limited Amount (Agreed Service Charge: %) 5. Period (Trade Period) after Renewal: by Feb. 28, 2004

Hanvit Bank